EXHIBIT 24.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13D-1(K)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned with respect to the common shares of Lord Abbett Municipal Opportunities Fund, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.

Dated: August 13, 2025

LORD, ABBETT & CO. LLC

By:/s/ Mary Ann Picciotto_____________________
Name: Mary Ann Picciotto
Title: Chief Compliance Officer

DOUGLAS B. SIEG

By:/s/ Douglas B. Sieg_______________________

GREGORY M. SHUMAN

By:/s/ Gregory M. Shuman____________________

DANIEL S. SOLENDER

By:/s/ Daniel S. Solender_____________________

CHRISTOPHER T. ENGLISH

By:/s/ Christopher T. English__________________